Exhibit 10.1

Star Gas Partners, L.P.
2187 Atlantic Street
Stamford, CT  06904

Entered into July 22, 2013.  Effective as of October 1, 2013

Dan Donovan
Star Gas Partners, L.P.
1287 Atlantic Avenue
Stamford, CT  06902

Dear Dan:

This letter confirms that by our mutual agreement you will resign as an officer, director and employee of Star Gas Partners, L.P. and its subsidiaries (collectively the “Partnership”), effective September 30, 2013, however, you will continue as an at will director of Kestrel Heat LLC on the understanding that you may resign or be removed at any time.  While serving as a director, you will not receive fees for board or committee service.

This also confirms the following agreements commencing on October 1, 2013:

1. Consulting.  You will become a consultant for the Partnership and shall perform such assignments and provide such consulting services as the Chief Executive Officer and Chairman of the Board may request from time to time during the Contract Term.  You shall receive an annual consulting fee of $250,000, payable monthly in arrears (except that consulting fees payable for the period October 1, 2013 – March 31, 2014 shall be deferred and paid on April 1, 2014), with respect to each of the 12 month periods ending September 30, 2014 and September 30, 2015 (each such 12 months period a “Contract Year” and together the “Contract Term”) and you will be reimbursed for all expenses reasonably incurred by you in connection with these services.  You shall not be required to devote more than 500 hours per Contract Year for the Partnership.  You may be required to travel to industry conferences and meetings and functions, all at the expense of the Partnership.  In the event of your death or disability, if you can no longer perform these services, the payments for the balance of the Contract Term shall be made to you if living or, if not, to your estate.  The Partnership may terminate this Agreement and its obligations should you be in breach or default, which breach or default continues for a period of ten days after written notice.

2. Restrictive Covenant.  You agree that during the Contract Term, you will not directly or indirectly, sell or distribute, or solicit or accept orders for the sale or distribution of, or assist or advise any person in connection with the retail sale or distribution of, or the solicitation or acceptance of orders for the retail sale of, heating oil, diesel, kerosene propane, natural gas, electricity gasoline or hvac equipment or hvac equipment installation or maintenance services of any type or with respect to any other products or services presently offered or hereafter offered by the Partnership during the Contract Term.

3. Nondisclosure.  At no time will you disclose any confidential information concerning the Partnership, including, without limitation, information with respect to its customers, financial condition or operations.  All information with respect to such matters shall be deemed confidential except if generally known to the public or any specific industry.

4. Miscellaneous.

(a) All prior agreements and arrangements between you and the Company as to compensation, including health and other benefits and severance payments, but excluding the Management Incentive Plan, as amended through July 19, 2012, shall be terminated effective September 30, 2013.  This letter expresses our entire agreement and may not be terminated or changed in any respect except by the written consent of both parties.

(b) All notices and other communications shall be sent by (i) certified mail, return receipt requested, (ii) by a recognized overnight with delivery confirmed or (iii) via facsimile transmission with a copy simultaneously sent by one of the methods set forth in (i) or (ii) as follows:

If to Dan Donovan:

Petroleum Heat and Power Co., Inc.
1287 Atlantic Avenue
Stamford, CT  06902

If to the Partnership:

Petroleum Heat and Power Co., Inc.
1287 Atlantic Ave.
Stamford, CT  06902
Attn:  CEO

Either party may change its address for notices and communications in writing in the manner provided above for notices.

Please indicate your agreement with the foregoing in the space provided below.

STAR GAS PARTNERS, L.P.

By:     /s/ Richard Ambury
Richard Ambury
Chief Financial Officer

AGREED:

/s/ Dan Donovan
Dan Donovan